COMMUNICATION FOR BROKER DEALERS AND FINANCIAL ADVISORS
WHO ARE AFFILIATED WITH AMERICAN REALTY CAPITAL
NEW YORK RECOVERY REIT, INC. SELLING GROUP MEMBERS

NOT FOR FURTHER DISTRIBUTION

We are writing to inform you that, as of December 3, 2013, American Realty Capital New York Recovery REIT, Inc. (“ARC NYRR”) has raised $1.545 billion of its approximately $1.7 billion offering of common stock (including amounts to be reallocated from its distribution reinvestment plan (“DRIP”)).

As previously announced with respect to its recently filed follow-on offering, ARC NYRR will not raise, in the aggregate, more than the total amount of shares registered for sale in its initial public offering (subject to its right to reallocate shares from its DRIP to the primary offering). ARC NYRR will not launch such follow-on offering if it has raised the amounts contemplated by its initial public offering prior to effectiveness of the follow-on offering. ARC NYRR expects its offering to close on or before January 6, 2014 when it has successfully completed its initial public offering. Subscriptions that are received will continue to be processed, subject to the availability of shares. Any subscriptions that NYRR is unable to accept will be promptly returned.

We will provide you with regular updates regarding the status of ARC NYRR's initial public offering.

Your firm has been an important part of the selling group and we appreciate your efforts to support ARC NYRR’s fundraising.

Please feel free to contact us with any questions on this announcement.

Michael Weil Chairman Realty Capital Securities, LLC	R. Lawrence Roth Chief Executive Officer Realty Capital Securities, LLC	Louisa Quarto President Realty Capital Securities, LLC

Not For Further Distribution
Please do not forward this electronic communication.

Copyright (C) 2013 Realty Capital Securities, LLC All rights reserved.

Realty Capital Securities, LLC (Member FINRA/SIPC) is the dealer manager for American Realty Capital New York Recovery REIT, Inc. This is neither an offer to sell or a solicitation of an offer to buy the securities described herein. An offering is made only by the prospectus.

To obtain a prospectus for any of these offerings, please contact Realty Capital Securities, LLC (Member FINRA/SIPC), Three Copley Place, Suite 3300, Boston, MA 02116, 877-373-2522.